Exhibit 10.55

[LETTERHEAD OF SEARS HOLDINGS CORPORATION]

January 31, 2017

Perry D. Schwartz
Vice President, Tools and Lawn & Garden

Dear Dean,

We are pleased to offer you the opportunity to serve as President, Tools, Lawn & Garden, Fitness, Sports, and Children’s Entertainment, effective January 29, 2017 (“Effective Date”). As of the Effective Date your annual base salary will be increased to $400,000, subject to the approval of the Compensation Committee (“Compensation Committee”) of SHC’s Board of Directors.

Your Target opportunity under SHC’s Annual Incentive Plan (“AIP”) and Long-Term Incentive Program will be 75% of your base salary.

Notwithstanding the foregoing, provided you fulfill the duties and responsibilities of your position for SHC’s 2017 fiscal year (as determined by SHC) and are actively employed on April 15, 2018, your AIP bonus for the 2017 fiscal year will be no less than $100,000. Payment of the foregoing guaranteed amount is subject to offset for amounts you may owe to the Company to the maximum extent permitted by law and is also subject to applicable tax withholding requirements.

To acknowledge and accept this offer, please sign and date below and return this letter to me.

Accepted:

___/s/ Perry D. Schwartz______________        __2__/__1__/_17_
Perry D. Schwartz                                        Date

Business Unit Leader:

___/s/ Tiffany Morris_________________        _2_/__1__/__17_
Tiffany Morris                                            Date